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                                                                    EXHIBIT 11.1

                              ITC/\DELTACOM, INC.
                        EARNINGS PER SHARE CALCULATIONS

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

                                                              For the Year       For the Year        For the Year      For the Year
                                                                 Ended              Ended               Ended             Ended
                                                              December 31,       December 31,        December 31,      December 31,
                                                                   1992               1993                1994              1995
                                                              ------------       ------------        ------------      ------------
Weighted Average Shares Outstanding                             19,126,831         19,127,231          19,128,093        19,129,362
Common Stock Equivalents:
   Series A Convertible Preferred Stock                                  0                  0                   0                 0
   Stock Options: Employee and Director Plans                      682,470            682,470             682,470           682,470
   Stock Options: Assumed ITC Holding Company Plan               1,570,646          1,570,646           1,570,646         1,570,646
                                                              ------------       ------------        ------------      ------------
Total Shares for Pro Forma Primary Earnings Per Share           21,379,947         21,380,347          21,381,209        21,382,477
Net Income (Loss)                                                  (10,147)            80,861             136,997          (304,373)
                                                              ------------       ------------        ------------      ------------

Pro Forma Primary Earnings Per Share                                ($0.00)             $0.00               $0.01            ($0.02)
                                                              ============       ============        ============      ============

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                                                              For the Year       For the Six Months     For the Six Months
                                                                 Ended                 Ended                  Ended
                                                              December 31,            June 30,               June 30,
                                                                   1996                 1996                   1997
                                                              ------------       ------------------     ------------------
Weighted Average Shares Outstanding                             19,203,225               19,196,986             19,209,362
Common Stock Equivalents:
   Series A Convertible Preferred Stock                                  0                        0                      0
   Stock Options: Employee and Director Plans                      682,470                  682,470                682,470
   Stock Options: Assumed ITC Holding Company Plan               1,570,646                1,570,646              1,570,646
                                                              ------------       ------------------     ------------------
Total Shares for Pro Forma Primary Earnings Per Share           21,456,340               21,450,102             21,462,477
Net Income (Loss)                                               (3,909,749)              (1,665,780)            (3,278,019)
                                                              ------------       ------------------     ------------------

Pro Forma Primary Earnings Per Share                                ($0.18)                  ($0.08)                ($0.15)
                                                              ============       ==================     ==================
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